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Exhibit 10.16

MEDICAL DIRECTOR AGREEMENT

        This Medical Director Agreement ("Agreement") is entered into this 31st day of December, 2005, by and between Genoptix, Inc. ("Genoptix") and Bashar Dabbas, M.D. ("Physician").

RECITALS

        A.    Genoptix is a California corporation that operates a licensed clinical laboratory located at 3398 Carmel Mountain Road, San Diego, CA 92121 (the "Laboratory").

        B.    Physician is (1) an individual licensed to practice medicine in the State of California with at least one year of laboratory training during medical residency, (2) an individual licensed to practice medicine in the State of California who is certified, or is eligible for certification, in anatomic and/or clinical pathology by the American Board of Pathology, or (3) an individual licensed to practice medicine in the State of California with at least two years' experience directing or supervising the provision of laboratory tests of the same level of complexity as those provided by the Laboratory.

        C.    Genoptix believes that high standards of clinical laboratory services can be achieved if Physician assumes the responsibilities set forth in this Agreement.

        D.    Physician is qualified and desires to provide the services described in this Agreement.

        NOW, THEREFORE, in consideration of the above recitals, the terms and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and for their mutual reliance, the parties hereto agree:

Section 1.    Physician Responsibilities

        1.1    Medical Director/Administrative Services.    Physician shall act as Medical Director of the Laboratory and, in this role, he shall provide to Genoptix those services set forth on Exhibit A.

        1.2    Absences.    Physician shall designate, subject to Genoptix's approval, a qualified replacement, in the event of Physician's vacation or other temporary approved absence. The person who provides services on behalf of Physician in Physician's absence shall have at least two years experience directing or supervising the provision of laboratory tests of the same level of complexity as those provided by the Laboratory and bound by all terms of this Agreement. Genoptix shall have the right to approve the length of Physician's absence, and any unapproved absence shall constitute a breach of this Agreement.

        1.3    Availability.    At all times the Laboratory is open to provide laboratory services, Physician, or Physician's qualified replacement, shall be accessible to the Laboratory to provide, onsite, telephone or electronic consultation as needed. Physician shall inform Genoptix, on a monthly basis, of Physician's schedule and availability to provide services pursuant to this Agreement.

        1.4    Time Commitment.    Physician shall devote a minimum of twelve (12) hours per month providing the services described in this Agreement.

        1.5    Limitation on Use of Space.    No part of Genoptix's premises, including the Laboratory, shall be used at any time as an office for the private practice of medicine or to analyze patient specimens other than Genoptix patient specimens.

Section 2.    Genoptix Responsibilities

        2.1    Genoptix Services.

        (a)    Space and Equipment.    Genoptix shall furnish the premises for the Laboratory and such equipment as may be reasonably necessary for the proper operation and conduct of the Laboratory. Genoptix shall repair, replace or supplement such equipment and otherwise maintain it in good working order.

        2.2    General Services.    Genoptix shall furnish ordinary janitorial services, maintenance services, and utilities, including telephone service, as may be required for the proper operation and conduct of the space that it provides under this Agreement.

        2.3    Supplies.    Genoptix shall purchase, through its appropriate departments, all supplies as may be reasonably required for the proper operation of the Laboratory under this Agreement.

        2.4    Genoptix Performance.    The responsibilities of Genoptix shall be subject to Genoptix' discretion and its usual purchasing practices, budget limitations and applicable laws and regulations.

Section 3.    Compensation

        3.1    Compensation.    On or before the fifteenth (15th) day of each calendar month during the term of this Agreement, beginning with the second such month, and on or before the fifteenth (15th) day of the calendar month following the expiration or earlier termination of this Agreement, Genoptix shall pay Physician Two Thousand Dollars ($2,000) per month for the provision of medical-administrative services provided to Genoptix by Physician under this Agreement during the preceding month. Physician's compensation for any partial calendar month during the terms of this Agreement shall be prorated based on the actual days this Agreement is in effect during such partial calendar month.

Section 4.    Term and Termination

        4.1    Term.    The term of this Agreement shall be for a period of three (3) years beginning on January 1, 2006 (the "Initial Term"), unless terminated sooner pursuant to the terms and provision of this Agreement. Assuming that neither party is in default hereunder, this Agreement shall be automatically renewed upon the same terms and conditions set forth herein for successive one (1) year terms (the "Renewal Term(s)"), unless terminated sooner pursuant to the provisions of this Agreement, or unless either party gives sixty (60) days' prior written notice. The terms and conditions of this Agreement, including any amendments thereto, shall govern during the Initial Term and each Renewal Term.

        4.2    Termination.    Notwithstanding the provisions of Section 4.1, this Agreement may be terminated:

          (a)   By Genoptix at any time, without cause or penalty, upon sixty (60) days' prior written notice to the other party;

          (b)   Immediately by Genoptix in its sole discretion if Physician fails to maintain the professional standards described in Section 5.1 of this Agreement;

          (c)   If (i) either party determines that any legislation, regulation, rule or procedures are duly passed, adopted or implemented by a federal, state or local government or legislative body or any private agency; or (ii) either party or any of their affiliates, receives notice of any actual or threatened decision, finding, or action by any governmental or private agency, court or third party (collectively referred to herein as an "Action") which, if or when implemented, would have the effect of (1) revoking or jeopardizing the status of the clinical laboratory license granted to Genoptix or any of Genoptix' affiliates or (2) subjecting the parties or any of their respective affiliates, employees, officers, directors or agents to civil, criminal or administrative prosecution, or other adverse proceeding on the basis of their participation herein; then the parties hereto shall attempt to amend this Agreement or alter its operation in order to avoid the Action. If, in the opinion of either party, such amendment or alteration is not possible, this Agreement shall be terminated upon the written notice of either party;

          (d)   By either party in the event of a material breach, and in such event, the non-breaching party shall have the right to terminate this Agreement after providing thirty (30) days' written notice to the breaching party, unless such breach is cured to the satisfaction of the non-breaching party within the thirty (30) days;

          (e)   Immediately by Genoptix upon the death of Physician;

          (f)    Immediately by Genoptix if the Physician is determined by Genoptix, in its sole and exclusive discretion, to be incompetent, or is permanently disabled so as to be unable to render services under the terms of this Agreement;

          (g)   Immediately by Genoptix if Physician ceases to be duly licensed to practice medicine under the laws of the State of California or ceases to be in good standing with the Medical Board of California; or

          (h)   Immediately by Genoptix if any of Physician's shares in Cartesian Medical Group, Inc. are transferred voluntarily, involuntarily or by operation of law.

        4.3    Rights Upon Termination.    Upon any termination or expiration of this Agreement, all rights and obligations of the parties shall cease except those rights and obligations which have accrued or expressly survive termination.

Section 5.    Professional Standards

        5.1    Licensure and Standards.    Physician shall:

          (a)   At all times be licensed to practice medicine in the State of California;

          (b)   At all times be certified by the American Board of Pathology;

          (c)   Comply with all policies, rules and regulations of Genoptix;

          (d)   Maintain professional liability coverage in an amount and form acceptable to Genoptix; and

          (e)   Participate in continuing education as necessary to maintain licensure, certification and the current standard of practice.

Section 6.    Relationship Between the Parties

        6.1    Independent Contractor.    In the performance of this Agreement, it is mutually understood and agreed that Genoptix and Physician are at all times acting and performing as independent contractors and as such they shall remain professionally and economically independent of each other. Genoptix and Physician are not and no act, or failure to act by either party hereto, shall be construed to make or render the other' party its partner, joint venturer, employee or associate. Neither Physician nor Physician employees shall have a claim under this Agreement or otherwise against Genoptix for workers' compensation, unemployment compensation, sick leave, vacation pay, pension or retirement benefits, social security benefits, any other employee benefits, coverage for health, accident, disability or life insurance or payment of any federal, state or local taxes, including but not limited to, FICA, FUTA and SDI, all of which shall be the sole responsibility of Physician. Physician shall indemnify and hold harmless Genoptix from any and all loss or liability, if any, arising out of or with respect to any of the foregoing benefits or withholding requirements.

        6.2    Indemnification.    Each party shall indemnify, defend and hold harmless the other party from any and all liability, loss, claim, lawsuit, injury, cost, damage or expense whatsoever (including reasonable attorneys' fees and court costs) arising out of, incident to or in any manner occasioned by the performance or nonperformance of any duty or responsibility under this Agreement by such indemnifying party, or any of its employees, agents, contractors or subcontractors; provided, however, that neither party shall be liable to the other party hereunder for any claim covered by insurance, except to the extent that the liability of such party exceeds the amount of such insurance coverage.

Section 7.    General Provisions

        7.1    Access to Records.    To the extent required by Section 1861(v)(1)(I) of the Social Security Act, as amended, and by valid regulation which is directly applicable to that Section, Physician agrees to make available upon valid written request from the Secretary of HHS, the Comptroller General, or any other duly authorized representatives, this Agreement and the books, documents and records of Physician to the extent that such books, documents and records are necessary to certify the nature and extent of Genoptix' costs for services provided by Physician.

        Physician shall also make available such subcontract and the books, documents, and records of any subcontractor if that subcontractor performs any of the Physician's duties under this Agreement at a cost of $10,000 or more over a twelve-month period, and if that subcontractor is organizationally related to Physician.

        Such books, documents, and records shall be preserved and available for four (4) years after the furnishing of services by Physician pursuant to this Agreement. If Physician is requested to disclose books, documents or records pursuant to this subsection for purposes of an audit, Physician shall notify Genoptix of the nature and scope of such request and Physician shall make available, upon written request of Genoptix, all such books, documents or records. Physician shall indemnify and hold harmless Genoptix in the event that any amount of reimbursement is denied or disallowed because of the failure of Physician or any subcontractor to comply with its obligations to maintain and make available books, documents, or records pursuant to this subsection. Such indemnity shall include, but not be limited to the amount of reimbursement denied, plus any interest, penalties and legal costs.

        This section is intended to assure compliance with Section 1861 of the Social Security Act, as amended, and regulations directly pertinent to that Act. The obligations of Physician under this section are strictly limited to compliance with those provisions, and shall be given effect only to the extent necessary to insure compliance with those provisions. In the event that the requirements of those provisions are reduced or eliminated, the obligations of the parties under this section shall likewise be reduced or eliminated.

        7.2    Covenant Not to Compete.    During the term of this Agreement, Physician shall not consult, manage or provide any services similar to those required to be performed under this Agreement for any other clinical laboratory within Orange and San Diego Counties in California, without the prior written consent of Genoptix, which consent may be withheld in Genoptix' sole discretion. Physician acknowledges that a breach of this Section 7.2 by Physician shall be deemed a material breach of this Agreement and will result in irreparable injury to Genoptix, the precise amount of which is not readily ascertainable in monetary damages, and Genoptix, in addition to any other remedies, shall be entitled to injunctive relief.

        7.3    Nonsolicitation.    During the term of this Agreement and for a twelve- (12) month period commencing on the date of the expiration or earlier termination of this Agreement, Physician shall not, without the prior written consent of Genoptix, employ or contract with, or solicit for employment or contract, any employee or independent contractor of Genoptix to provide services similar to those provided in this Agreement. It is hereby agreed by both parties that in the event Physician employs or retains any employee or independent contract of Genoptix, Physician shall pay to Genoptix as liquidated damages and not as a penalty a sum equal to one- (1) year's salary of the person so employed or retained by Physician. This sum represents the reasonable endeavor by the parties hereto to estimate a fair compensation for the foreseeable and unforeseeable losses that might result from any such violation of this Section 7.3 by Physician.

        7.4    Confidential Information.    Physician recognizes and understands that, during the term of this Agreement, Physician shall receive, have access to or otherwise become acquainted with various trade secrets, materials and other proprietary information related to Genoptix which is of a secret or confidential nature ("Confidential Information"). During and after the term of this Agreement, Physician shall not use the Confidential Information for any purposes other than the performance of this Agreement, and shall not disclose such Confidential Information for any purposes other than the performance of this Agreement, and shall not disclose such Confidential Information received by Physician to any third party, without prior written consent of Genoptix. Upon the termination of this Agreement, Physician shall promptly deliver to Genoptix all documents and material of any kind pertaining to Genoptix, and Physician will not take any documents, materials or copies thereof, whether on paper, magnetic or optical media or any other medium, containing any Confidential Information. Physician acknowledges that a breach of this Section 7.4 by Physician will result in irreparable injury to Genoptix, the precise amount of which is not readily ascertainable in monetary damages, and that Genoptix, in addition to any other remedies, shall be entitled to injunctive relief.

        7.5    Authorization for Agreement.    The execution and performance of this Agreement by Physician and Genoptix have been duly authorized by all necessary corporate action, and is not in violation of: (a) any law, rule or regulation of any governmental entity having jurisdiction over either Genoptix or Physician, (b) the articles or bylaws of the parties hereto. This Agreement constitutes the valid obligation of Genoptix and Physician, enforceable in accordance with its terms.

        7.6    Force Majeure.    Notwithstanding any provision contained herein to the contrary, Genoptix shall not be deemed to be in default hereunder for failing to perform any of the obligations to be performed by Genoptix pursuant to this Agreement if such failure is the result of any labor dispute, act of God, inability to obtain labor or materials, governmental restrictions or any other cause without fault beyond the reasonable control of Genoptix. In addition, under no circumstances shall Genoptix be liable for consequential damages or otherwise, for any failure or interruption of any utility or building service at the Laboratory. Genoptix shall not be liable for injury to Physician's business or medical practice or for any loss of income therefrom or for damage to the goods, wares or other property of Physician caused by any such failure or interruption.

        7.7    No Third Party Beneficiary.    None of the provisions herein contained are intended by the parties, nor shall they be deemed, to confer any benefit on any person not a party to this Agreement.

        7.8    Governing Law.    This Agreement shall be construed and governed by and under the laws of the State of California.

        7.9    Entire Agreement; Amendments.    There are no other agreements or understandings, written or oral, between the parties, regarding this Agreement other than as set forth herein. This Agreement shall not be modified or amended except by a written document executed by both parties to this Agreement, and such written modification(s) shall be attached hereto.

        7.10    Headings.    The headings set forth herein are for the purpose of convenient reference only, and shall have no bearing whatsoever on the interpretation of this Agreement.

        7.11    Notices.    All notices which either party is required or may desire to give to the other under or in conjunction with this Agreement shall be in writing, and shall be deemed to have been duly given upon receipt if delivered in person or sent by facsimile to the party named below, or three (3) business days after it is deposited in the United States mail, if by certified or registered mail, postage prepaid, return receipt requested, or the next business day if it is transmitted by Federal Express or similar overnight delivery service, addressed as follows:

If to Genoptix:	Genoptix, Inc. 3398 Carmel Mountain Road San Diego, CA 92121 Attn.: Chief Financial Officer
If to Physician:	Bashar Dabbas, M.D. 3398 Carmel Mountain Road San Diego, CA 92121

or to such other address(es) or person(s) as may be designated by Genoptix or Physician from time to time in accordance with the provisions of this Section 7.11.

        7.12    Nonwaiver.    The waiver by either party of any breach of any term, covenant or condition contained herein shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition contained herein. The subsequent acceptance of performance hereunder by a party shall not be deemed to be a waiver of any preceding breach by the other party of any term, covenant or condition of this Agreement, other than the failure of such party to perform the particular duties so accepted, regardless of such party's knowledge of such preceding breach at the time of acceptance of such performance.

        7.13    Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of such counterparts shall together constitute one and the same Agreement.

        7.14    Severability.    If any provision of this Agreement shall be determined to be invalid, illegal, or unenforceable in any jurisdiction, the validity, legality, and enforceability of the remaining provisions, and of such provision in other jurisdictions, shall not be affected or impaired thereby.

        7.15    Additional Documents.    Each of the parties hereto agrees to execute any document or documents that may be requested from time to time by the other party to implement or complete such party's obligations pursuant to this Agreement and to otherwise cooperate fully with such other party in connection with the performance of such party's obligations under this Agreement.

        7.16    Gender and Number.    All references to the neuter gender shall include the feminine or masculine gender and vice versa, where applicable, and all references to the singular shall include the plural and vice versa, where applicable.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first written above.

GENOPTIX, INC.	PHYSICIAN
/s/ TINA S. NOVA Signature Tina S. Nova, Ph.D., President & CEO Genoptix, Inc.	/s/ BASHAR DABBAS Signature Bashar Dabbas, M.D.

EXHIBIT A

ADMINISTRATIVE SERVICES TO BE PROVIDED

        Physician shall:

          (a)   Provide general administration of the day-to-day operations of the Laboratory;

          (b)   Implement Genoptix policies and procedures regarding the Laboratory;

          (c)   Ensure the accuracy and timely delivery of clinical laboratory testing results;

          (d)   Establish criteria for routine and abnormal clinical laboratory test result transfer;

          (e)   Assist in the evaluation and coordination of developmental initiatives for Laboratory's clinical staff;

          (f)    Perform regular review of regional and national laboratories quality assurance data;

          (g)   Assist in the planning and arrangement of a cost effective annual budget for the Laboratory;

          (h)   Provide clinical diagnostic expertise for patients and physicians when full medical consultation is indicated;

          (i)    Be responsible for overall quality of the Laboratory;

          (j)    Fulfill all responsibilities required of laboratory directors supervising high complexity laboratories under the federal Clinical Laboratories Improvement Act; and

          (k)   Provide advice and assistance in connection with such other administrative duties as Genoptix may request from time to time.

QuickLinks

  Exhibit 10.16
RECITALS